Exhibit 99.1

News Release

Contacts:	John Aglialoro
Chairman and CEO
508-533-4300

CYBEX INTERNATIONAL REPORTS FINANCIAL RESULTS FOR Q2 2003

EPS OF $.02 VS LOSS; SALES UP 17% VS Q2 2002

MEDWAY, MA, July 24, 2003 – Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported results for the second quarter ended June 28, 2003. Net sales for the quarter ended June 28, 2003 were $21,114,000 versus $18,005,000 for the comparable 2002 period. The net profit for the quarter ended June 28, 2003 was $183,000, or $0.02 per diluted share, compared to a net loss of $22,243,000, or $2.53 per share, for the second quarter of 2002. Net sales for the six months ended June 28, 2003 were $41,722,000, compared to $36,918,000 for the comparable 2002 period. The net loss for the six months ended June 28, 2003 was $1,604,000, or $0.18 per share, compared to a net loss of $22,184,000, or $2.52 per share, for the same prior year period. The results for the second quarter and six months ended June 29, 2002 included a non-cash charge to establish a valuation reserve for deferred taxes of $21,316,000 in accordance with SFAS 109. In the future, such related deferred tax valuation reserve will continue to be re-evaluated and a benefit will be recorded upon realization of the deferred tax assets or the reversal of the valuation reserve.

John Aglialoro, Chairman and CEO, commented, “This quarter represents the fourth consecutive quarter of revenue growth. The increase in revenue is a result of the Company’s focus on new and differentiated products. Our new Eagle strength line and treadmill offerings have been marketed since mid-2002 and, as a result, selectorized strength equipment and treadmill sales have increased from 2002 levels. In addition, the ArcTrainer continues to outpace our expectations and we anticipate increasing sales in this line to existing customers as well as to first time purchasers. We expect to introduce a totally new line of bikes in the first half of 2004. Besides our traditional fitness market, Cybex will proceed with plans to concentrate on the needs of particular market segments which the Company believes we can best serve, including the physical therapy/wellness, military, school/university as well as other vertical market customers who have space constraints such as hotels and corporate fitness centers. By dedicating sales and product development efforts to these market segments we hope to spark additional growth initiatives.”

As previously announced, Cybex refinanced in full its prior credit facility on July 16, 2003. The new credit arrangements include a $19,000,000 working capital and term loan facility from CIT Group/Business Credit, Inc. and an $11,000,000 mortgage loan from Hilco Capital LP. As part of the refinancing, Cybex’ principal shareholder, UM Holdings Ltd, exchanged $4,900,000 of subordinated notes for a new series of Preferred Stock, and provided additional credit support.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for consumer and commercial use. Cybex and the Cybex Institute, a training and research facility, are dedicated to improving exercise performance based on an understanding of the diverse goals and needs of individuals of varying physical capabilities. Cybex designs and engineers each of its products and programs to reflect the natural movement of the human body, allowing for variation in training and assisting each unique user – from the professional athlete to the rehabilitation patient – to improve their daily human performance. For more information on Cybex and its product line, please visit the Company’s web site at www.eCybex.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facilities, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Reports on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 22, 2003.

(Financial Tables to Follow)

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Net sales	$21,114	$18,005	$41,722	$36,918
Cost of sales	13,897	11,755	27,805	23,425

Gross profit	7,217	6,250	13,917	13,493
As a percentage of sales	34.2%	34.7%	33.4%	36.5%
Selling, general and administrative expenses	6,387	6,981	13,914	13,513

Operating income (loss)	830	(731)	3	(20)
Interest expense, net	647	868	1,664	1,478

Income (loss) before income taxes	183	(1,599)	(1,661)	(1,498)
Income tax provision (benefit)	—	20,644	(57)	20,686

Net income (loss)	$183	$(22,243)	$(1,604)	$(22,184)

Basic and diluted net income (loss) per share	$.02	$(2.53)	$(.18)	$(2.52)

Shares used in computing diluted net income (loss) per share	8,859	8,807	8,831	8,807

Shares used in computing basic net income (loss) per share	8,831	8,807	8,831	8,807

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 28, 2003 (unaudited)	ProForma* June 28, 2003 (unaudited)	December 31, 2002
1. ASSETS
2. Current assets:
3. Cash and cash equivalents	$442	$442	$216
4. Accounts receivable, net	13,153	13,153	13,628
5. Inventories	7,489	7,489	8,489
6. Prepaid expenses and other	2,174	2,174	1,773

7. Total current assets	23,258	23,258	24,106
8.
9. Property and equipment, net	15,311	15,311	16,553
10. Goodwill, net	11,247	11,247	11,247
11. Other assets	968	968	1,455

12.	$50,784	$50,784	$53,361

13.
14. LIABILITIES AND STOCKHOLDERS’ EQUITY
15. Current liabilities:

16. Current maturities of long-term debt	$9,674	$9,674	$26,410
17. Accounts payable	7,848	7,848	9,488
18. Accrued expenses	8,725	8,725	9,647

19. Total current liabilities	26,247	26,247	45,545
20.
21. Long-term debt	15,800	15,800	1,600
22. Related party loan	4,900	—	1,000
23. Other liabilities	2,781	2,781	2,811

24. Total liabilities	49,728	44,828	50,956

25.
26. Stockholders’ equity	1,056	5,956	2,405

27.	$50,784	$50,784	$53,361

*	Giving Effect to Conversion of Related Party Loan to Preferred Stock on July 16, 2003.